Exhibit 10.4

STATUSED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated June 17, 2004 (the “MLA”), is entered into as of June 17, 2004 between CoBANK, ACB (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, VOLGA, SOUTH DAKOTA (the “Company”), and amends and restates the Supplement dated February 26, 2002 and numbered BO51S01F executed by South Dakota Soybean Processors and assumed by the Company.

SECTION 1.                            The Revolving Credit Facility.  On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of $16,000,000.00 (the “Commitment”), or the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A).  Within the limits of the Commitment, the Company may borrow, repay and reborrow.

SECTION 2.                            Purpose.  The purpose of the Commitment is to finance the inventory and receivables referred to in the Borrowing Base Report.

SECTION 3.                            Term.  The term of the Commitment shall be from the date hereof, up to and including March 3l, 2005, or such late date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4.                            Interest.  The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(A)                               Weekly Quoted Variable Rate.  At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each week.  The rate established by CoBank shall be effective until the first Business Day of the next week.  Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.

(B)                               Quoted Fixed Rate.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options.  Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, unless CoBank otherwise consents in its sole discretion in each instance, rates may not be fixed for periods expiring after the maturity date of the loans.  In the event CoBank consents to one or more balances being fixed for a period or periods extending beyond the maturity date of the loans and the Commitment is not renewed, then each such balance shall be due and payable on the last day of its fixed rate period and the promissory note set forth below shall be deemed amended accordingly.  All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month.

SECTION 5.                            Promissory Note.  The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.                            Borrowing Base Reports, Etc.  The Company agrees to furnish a Borrowing Base Report to CoBank at such times or intervals as CoBank may from time to time request.  Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to CoBank within 45 days after each month end calculating the Borrowing Base as of the last day of the month for which the Report is being furnished.  However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished.  Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify CoBank and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 7.                            Letters of Credit.  In addition to loans and if agreeable to CoBank in its sole discretion in each instance, the Company may utilize the Commitment to open irrevocable letters of credit for its account.  Each letter of credit shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder.  The rights and obligations of the parties with respect to each letter of credit will be governed by the Reimbursement Agreement attached hereto as Exhibit B (which rights and obligations shall be in addition to the rights and obligations of the parties hereunder and under the MLA).  Notwithstanding the foregoing or any other provision hereof, the maximum amount capable of being drawn under each letter of credit must be statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (after repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify CoBank and pay to CoBank (to be held as cash collateral) an amount equal to such excess.

SECTION 8.                            Commitment Fee.  In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 1/4 of 1% per annum (calculated on a 360 day basis), payable monthly in arrears by the 20th day following each month.  Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the

Commitment.  For purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

SECTION 9.                            Amendment Fee.  In consideration of the amendment, the Company agrees to pay to CoBank on the execution hereof a fee in the amount of $2,500.00.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

By:	/s/ Teresa L.	By:	/s/ Rodney Christianson

Title:	Assistant Corporate Secretary	Title:	Chief Executive Officer

South Dakota Soybean Processors, LLC

BORROWING BASE REPORT

CoBank ACB

mm/dd/yy

Eligible Inventory	Quantity	Unit	Unit Value	Market Value	Advance Rate	Maximum Advance

Soybeans *		Bushels		0	90%	0

Soybean Meal **		Tons		0	90%	0

Soybean Oil		Pounds		0	90%	0

SoyOyl **		Pounds		0	90%	0

Refined Oil **		Pounds		0	90%	0

Soybean Hulls **		Tons		0	90%	0

				0		0

* Valued at Bid Price FOB Volga, SD

** Valued at Market FOB Volga, SD

		Amount

Trade Receivables	0-10 Days		90%	0

	10-30 Days		50%	0

	Over 30 days		0%	0
		0		0
A. Maximum Advance Values of Inventory & Receivables				0

B. Less: Any Amount owed for the purchase of Soybeans			100%	0

C. Borrowing Base				0

D. Outstanding Balance of Loan at mm/dd/yy				0

E. Excess / (Deficit)				0

Note: If a deficit exists, please remit amount to CoBank unless remitted since period ending date

Authorized Signature	Title	Date

Exhibit B

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

In consideration of CoBank issuing one or more letters of credit (each a “Credit”) for the Company’s account under the Supplement to which this agreement is attached (the “Supplement”), the Company agrees as follows:

1.                                       The Company will pay to CoBank in United States currency and in immediately available funds the amount of each draft drawn or instrument paid under a Credit.  In addition, the Company agrees to pay to CoBank such fee for issuing each Credit as CoBank shall prescribe, as well as all customary charges associated with the issuance of a Credit.  If a Credit is payable in a foreign currency, the Company will pay to CoBank an amount in United States currency equivalent to CoBank’s selling rate of exchange for that currency.  In addition to the amounts set forth above, the Company shall pay to CoBank such amounts as CoBank shall determine arc necessary to compensate CoBank for any cost attributable to CoBank issuing or having outstanding any Credit resulting from the application of any taw or regulation concerning any reserve, assessment, capital adequacy or similar requirement relating to letters of credit, reimbursement agreements with respect thereto, or to similar liabilities or assets of banks, whether existing at the time of the issuance of a Credit or adopted thereafter.  Each payment hereunder shall be payable on demand at the place and manner set forth in the Master Loan Agreement between the parties (the “MLA’) and with interest from the date of demand to the date paid at CoBank’s National Variable Rate.  The Company hereby authorizes CoBank to create a loan under the Supplement bearing interest at the variable rate set forth therein for any sums owing hereunder.

2.                                       Neither CoBank nor any of its correspondents shall in any way be responsible for the performance by any beneficiary of its obligations to the Company nor for the form, sufficiency, correctness, genuineness, authority of the person signing, falsification or legal effect of any documents called for under a Credit if such documents on their face appear to be in order.  In addition, CoBank and its correspondents may receive and accept or pay as complying with the terms of a Credit any drafts, documents, or certificates, otherwise in order, signed by any person purporting to be an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under a Credit to draw or issue such instruments or other documents.

3.                                       In the event the Credit is a commercial Credit, then, is addition to the other provisions hereof, the Company: (i) agrees to obtain or cause to be in existence insurance on any merchandise described in the Credit against fire and other usual risks and against any additional risks which CoBank may request, and (ii) authorizes and empowers CoBank to collect the amount due under any such insurance and apply the same against any of the Company’s obligations to CoBank arising under the Credit or otherwise.  In addition, whether the Credit is a commercial or a standby Credit, the Company represents and warrants that any required import, export or foreign exchange licenses or other governmental approvals relevant to the Credit and the merchandise described therein have been obtained and that the transactions contemplated thereby are not prohibited under any law, rule, regulation, order or the like, including the Foreign Assets Control Regulations of the U.S. Department of Treasury.

4.                                       All directors and correspondence relating to a Credit are to be sent at the Company’s risk and CoBank does not assume any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph, cable or other electronic means, or for any inaccuracy of translation.

5.                                       CoBank shall not be responsible for my act, error, neglect, default, omission, insolvency or failure in business of any of its correspondents, and any action taken or omitted by CoBank or its correspondents under or in connection with a Credit shall, if taken or omitted with honesty in fact, be binding on the Company and shall not put CoBank or its correspondents under any resulting liability to the Company.  In no event shall CoBank be liable for special, consequential or punitive damages.

6.                                       The Company will indemnify CoBank against and hold it harmless from all loss, damage, cost, and expense (including attorneys’ fees and expenses) arising out of (i) its issuance of or any other action taken by CoBank in connection with a Credit, other than loss or damage resulting from its gross negligence or willful misconduct, and (ii) claims or legal proceedings incident to the collection of amounts owed by the Company hereunder, or the enforcement of CoBank’s rights or the rights of others under a Credit, including, without limitation, legal proceedings relating to any court order, injunction or other process or decree restraining or seeking to restrain CoBank from paying any amount under a Credit.

7.                                       In the event (i) the Company fails to make any payment owing hereunder when the same shall become due and payable; (ii) any covenant or representation or warranty set forth herein is breached; (iii) the “Commitment” (as defined in the Supplement) expires prior to the expiration date of any Credit; or (iv) an “Event of Default” (as defined in the MLA) occurs under the MLA, then, in any such event, the amount of each Credit, together with any amounts payable by the Company in connection therewith, shall, at CoBank’s option, become immediately due and payable.  To the extent that any amount paid by the Company pursuant to this Section 7 shall not then be due under the terms of a Credit, such payment shall serve as security for the Company’s obligation to indemnify CoBank for any amounts subsequently disbursed by CoBank pursuant to a Credit.  Furthermore, upon the institution of any legal proceeding described is Section 6(ii) hereof, the Company will, on demand, assign and deliver to CoBank, as security for the Company’s obligation to indemnify CoBank, cash collateral in an amount satisfactory to CoBank.

8.                                       CoBank shall be fully protected in, and shall incur no liability to the Company for acting upon, any oral, telephonic, facsimile, cable or other electronic instructions which CoBank in good faith believes to have been given by any authorized person.  CoBank may, at its option, use any means of verifying any instructions received by it and may also, at its option, refuse to act on any oral, telephonic, facsimile, cable or other electronic instructions or any part thereof, without incurring any responsibility for any loss, liability or expenses arising out of such refusal.

9.                                       The Uniform Customs and Practice as most recently published by the International Chamber of Commerce (hereafter called the “UCP”) shall in all respects be deemed a part hereof as fully as if incorporated herein, and shall apply to the Credits.  To the extent the UCP is inconsistent with the governing law set forth in the MLA, the UCP shall control.